Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-231295, No. 333-224735, No. 333-204085, No. 333-196457, No. 333-135666 and No. 333-88228) and Form S-3 (No. 333-218281 and No. 333-218278) of Sterling Construction Company, Inc. of our report dated October 18, 2019, relating to the financial statements of Plateau Excavation, Inc. and Affiliates as of December 31, 2018 and 2017 and for the three years ended December 31, 2018, which appears in this Current Report on Form 8-K/A of Sterling Construction Company, Inc. dated October 18, 2019.

Cooper, Travis & Company, PLC

/s/ Cooper, Travis & Company, PLC
Nashville, Tennessee
October 18, 2019